Filed pursuant to Rule 424(b)(3)
File No 333-266945

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 28, 2023, as supplemented)

Breakwave Tanker Shipping ETF

This supplement is to the prospectus (the “Prospectus”) of ETF Managers Group Commodity Trust I (the “Trust”) dated April 28, 2023, which relates to shares (the “Shares”) issued by the Breakwave Tanker Shipping ETF (the “Fund”), a series of the Trust. The Shares have previously been registered under the Securities Act of 1933, as amended, on a registration statement bearing File No. 333-266945. Capitalized terms used but not defined herein shall have the meanings assigned to them by the Prospectus. This Prospectus supplement should be read in its entirety and kept together with your Prospectus for future reference.

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The section of the Prospectus titled “Litigation and Claims” is hereby revised by adding the following paragraph after the third paragraph thereunder:

On January 11, 2024, the National Futures Association (“NFA”) issued a Notice of Intent to Suspend and Thereafter Revoke Registration to the Sponsor regarding its registration with the CFTC as a commodity pool operator under the Commodity Exchange Act. The Notice of Intent alleges that the Sponsor is disqualified from registration for having an unfit principal, Samuel Masucci III, who could be refused registration pursuant to certain violations of the Investment Advisors Act of 1940 and Investment Company Act of 1940. The Sponsor is in the process of transitioning management of the Fund to Amplify Investments LLC and will resign when the transition is complete.

The date of this prospectus supplement is February 1, 2024